UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 9, 2022

BOISE CASCADE COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-35805	20-1496201
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Address of principal executive offices) (Zip Code)

(208) 384-6161
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	BCC	New York Stock Exchange

Item 1.01    Entry Into a Material Definitive Agreement.

Amendment to Senior Secured Asset-Based Credit Facility

On September 9, 2022, Boise Cascade Company (the "Company") and its principal operating subsidiaries, Boise Cascade Wood Products, L.L.C., and Boise Cascade Building Materials Distribution, L.L.C., as borrowers, and Boise Cascade Wood Products Holding Corp., Coastal Plywood, LLC, Coastal Forest Products LLC, Coastal Treated Products LLC, and Coastal Treated Products-Havana LLC, as guarantors, entered into the Eighth Amendment to the Amended and Restated Credit Agreement (the "Amendment") with Wells Fargo Capital Finance, LLC, as administrative agent, and the lenders from time to time party thereto, originally dated May 15, 2015 (as amended, restated, supplemented, or otherwise modified before the date of the Amendment, the "Credit Agreement" and as amended by the Amendment, the "Amended Agreement"). The Amended Agreement includes a senior secured asset-based revolving credit facility and a term loan.

The Amendment extends the maturity date of the Credit Agreement to the earlier of (i) September 9, 2027 and (ii) 90 days prior to the maturity of the Company's $400 million of 4.875% senior notes due July 1, 2030 (or the maturity date of any permitted refinancing indebtedness or permitted upsized refinancing indebtedness in respect thereof). In addition, the Amendment increases the maximum amount available for revolving loans under the Credit Agreement from $350.0 million to $400.0 million. The term loan within the Amended Agreement remains at $50.0 million.

The Amendment also modifies the interest rates under the Credit Agreement. Previously in the Credit Agreement, interest rates were based, at the Company's election, on either the LIBOR Rate or the Base Rate, as defined in the Credit Agreement, plus a spread over the index. The Amendment replaces the LIBOR Rate with Daily Simple SOFR and Term SOFR. Both SOFR options include a credit spread adjustment of 0.10%. The applicable spreads for the Credit Agreement did not change. In addition, the Amendment reduced the unused line fees the Company will pay from 0.25% per annum to 0.20% per annum.

The Amendment also modifies the Borrowing Base and certain components of the Borrowing Base, which is used to determine the amount of availability under the revolving credit facility under the Amended Agreement. The Amended Agreement contains a requirement that we meet a 1:1 fixed-charge coverage ratio (FCCR), applicable only if Excess Availability (as defined in the Amended Agreement) falls below 10% of the Line Cap. The Amended Agreement permits us to pay dividends only if at the time of payment (i) no default has occurred or is continuing (or would result from such payment) under the Amended Agreement, and (ii) (x) pro forma Excess Availability (as defined in the Amended Agreement) is equal to or exceeds 20% of the Line Cap or (y) pro forma Excess Availability is equal to or exceeds 15% of the Line Cap and our fixed-charge coverage ratio is greater than or equal to 1:1 on a pro forma basis.

The foregoing summary of the Amendment is qualified in its entirety to the complete text of the Amendment, which will be filed as an exhibit to the Company's Form 10-Q for the third quarter of 2022.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporate by reference into this Item 2.03.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description of Exhibit
101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURE
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE COMPANY

	By	/s/ Jill Twedt
Jill Twedt Senior Vice President, General Counsel and Secretary
Date: September 9, 2022